Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Metaldyne Performance Group Inc.:

We consent to the use of our reports dated February 29, 2016, with respect to the consolidated balance sheets of Metaldyne Performance Group Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus. We did not audit the financial statements and financial statement schedule of ASP HHI Holdings, Inc., a wholly owned subsidiary, which financial statements reflect net sales constituting 45% of consolidated net sales for the year ended December 31, 2013. Those financial statements and financial statement schedule were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for ASP HHI Holdings, Inc., is based solely on the report of other auditors.

/s/ KPMG LLP
KPMG LLP

Detroit, Michigan
December 16, 2016